Exhibit 99.1

News from PC Connection, Inc.

730 Milford Road, Merrimack, NH 03054    *    603-683-2278    *    www.pcconnection.com

For more	Karin Bakis
information	Public Relations Director
contact:	(603) 683-2308	For Immediate Release

PETER CANNONE PROMOTED TO SENIOR VICE PRESIDENT OF SALES

FOR PC CONNECTION, INC.

Timothy McGrath Joins Company as

President of PC Connection Sales Corporation Subsidiary

MERRIMACK, N.H., August 1, 2005 — PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology products and solutions, today announced Peter Cannone has been promoted to Senior Vice President of Sales, reporting to Patricia Gallup, Chairman and Chief Executive Officer. Cannone will oversee the Company’s three sales subsidiaries––PC Connection Sales Corporation headquartered in NH, MoreDirect, Inc. headquartered in FL, and GovConnection, Inc. headquartered in MD. Also announced today, Timothy McGrath has joined the Company and will succeed Cannone as President of PC Connection Sales Corporation.

Gallup stated, “Both Peter and Tim are experienced and skilled managers who bring a great deal of talent and commitment to our team. Their enthusiasm and expertise will help PC Connection continue advancing as a leading IT solutions provider.”

Cannone originally joined PC Connection, Inc. in 1999, and has since held several positions of increasing responsibility with the Company. For the past year, he has served as President of the Company’s largest subsidiary, PC Connection Sales Corporation, the subsidiary serving the small- and medium-sized market place as well as consumer sales. Prior to joining PC Connection, Cannone served as Divisional Vice President of the Value Added Reseller Channel for Merisel, Inc. where he managed the company’s billion-dollar national selling organization. Before working at Merisel, Cannone served as Senior Vice President of Sales for the U.S. operation of MicroWarehouse. He holds a Bachelor of Arts degree in Economics from the University of Massachusetts and an MBA from Rensselaer Polytechnic Institute.

Before McGrath joined PC Connection, he was employed by Insight North America as Executive Vice President of Sales. At Insight, his responsibilities included overall operational accountability for their North American business sales division, including planning and directing all aspects of sales, marketing, and account and division development. Prior to Insight, McGrath was President of Comark and was responsible for the direction of all international and domestic sales and marketing efforts. He holds a Bachelor of Science degree in Business Administration from New Hampshire College and an MBA from Babson College.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, operates through three sales subsidiaries, PC Connection Sales Corporation of Merrimack, NH, GovConnection, Inc. of Rockville, MD, and MoreDirect, Inc. of Boca Raton, FL. PC Connection Sales Corporation is a rapid-response provider of information technology (IT) products and solutions offering more than 100,000 brand-name products to businesses through its staff of technically trained outbound sales account managers and catalog telesales representatives, its comprehensive web sites at www.pcconnection.com and www.macconnection.com, and its catalogs PC Connection (1-800-800-5555) and MacConnection (1-800-800-2222). GovConnection, Inc. is a rapid-response provider of IT products and solutions, offering more than 100,000 brand-name products to federal, state and local government agencies, and educational institutions (1-800-800-0019). MoreDirect, Inc. provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. All three subsidiaries can deliver custom-configured computer systems overnight.